Exhibit 99.1
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                        NOTICE OF REDEMPTION

                          To The Holders of
                   Jones Lang LaSalle Finance B.V.
                      9% Senior Notes due 2007
          ISINs XS0114810863, XS0114810350 and XS0122809634
                      and CUSIP No. 48021P AB 4


NOTICE IS HEREBY GIVEN that, pursuant to the Indenture, dated as of July 26, 2000, among Jones Lang LaSalle Finance B.V., a private limited liability company incorporated under the laws of the Netherlands (the "Company"), the Guarantors party thereto and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"), relating to the above-referenced 9% Senior Notes due 2007 (the "Notes"), the Company has elected to redeem the Notes pursuant to section 3.01(a) of the Indenture and will redeem on June 15, 2004 (the "Redemption Date") all of the outstanding Notes at a redemption price of 104.500% of the principal amount thereof (the "Redemption Price"), plus accrued and unpaid interest to the Redemption Date of euro 45.00 per euro 1,000 principal amount thereof. The Notes must be surrendered to The Bank of New York, which is acting as Paying Agent (as defined in the Indenture), in order to collect the Redemption Price, as follows:

                    By hand delivery or by mail:

     The Bank of New York        The Bank of New York (Luxembourg) S.A.
     Lower Ground Floor          6D, route de Treves, B.P. 263
     30 Cannon Street            L-2633 Senningerberg
     London   EC4M 6XH           Grand Duchy of Luxembourg
     Attn:  Julie McCarthy

The Company will deposit in trust with the Trustee the funds, representing the Redemption Price, on June 15, 2004. The Notes called for redemption will no longer be deemed outstanding on and after June 15, 2004. Unless the Company defaults in making the redemption payment, interest on the Notes ceases to accrue on and after the Redemption Date and the only remaining right of the registered holders of the Notes is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent.

The method of delivery of Notes to the Paying Agent is at the option and risk of the holder; however, transmission by registered mail, properly insured, is suggested as a precaution against loss.

If the check representing the Redemption Price is to be issued to the registered holder of a Note, it is not necessary to endorse the assignment form on the reverse side of the Note.

Any questions relating to this Notice of Redemption or the loss of a Note should be directed to the Trustee (Bondholder Relations) at 1-212-815-8387.

No representation is being made as to the correctness of the ISINs or CUSIP numbers or common codes either as printed on the Notes or as contained in any notice of redemption; reliance may be placed only on the other identification numbers printed on the Notes.

                           THE BANK OF NEW YORK, as Trustee,
                           on behalf of Jones Lang LaSalle Finance B.V.



Dated:  [                        ],  2004


                            *  *  *  *  *


Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a noncorporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder's taxpayer identification number, or (ii) the holder otherwise establishes an exemption. A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent an IRS Form W-8BEN, upon which it certifies its foreign status.